Filed Pursuant to Rule 433

Registration Nos. 333-183052,

333-183052-01, and 333-183052-02

NextEra Energy Capital Holdings, Inc.

Pricing Term Sheet

June 3, 2013

Issuer:  NextEra Energy Capital Holdings, Inc.

Designation:	3.625% Debentures, Series due June 15, 2023
Registration Format:	SEC Registered
Principal Amount:	$250,000,000
Date of Maturity:	June 15, 2023
Interest Payment Dates:	Semi-annually in arrears on June 15 and December 15, beginning December 15, 2013
Coupon Rate:	3.625%
Price to Public:	99.999% of the principal amount thereof
Benchmark Treasury:	1.75% due May 15, 2023
Benchmark Treasury Yield:	2.125%
Spread to Benchmark
Treasury Yield:	150 basis points
Reoffer Yield:	3.625%
Trade Date:	June 3, 2013
Settlement Date:	June 6, 2013
Redemption:

Redeemable at any time prior to March 15, 2023, at 100% of the principal amount plus accrued and unpaid interest plus make-whole premium at discount rate equal to Treasury Yield plus 25 basis points; and redeemable at any time on or after March 15, 2023, at 100% of the principal amount plus accrued and unpaid interest.

CUSIP / ISIN Number:	65339K AG5/ US65339KAG58

Expected Credit Ratings:*

Moody’s Investors Service Inc.	“Baa1” (stable)
Standard & Poor’s Ratings Services	“BBB+” (stable)
Fitch Ratings	“A-” (stable)

Joint Book-Running Managers:
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
RBC Capital Markets, LLC
RBS Securities Inc.

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* A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. The rating is subject to revision or withdrawal at any time by the assigning rating organization.

The terms “make-whole premium” and “Treasury Yield” have the meanings ascribed to those terms in the Issuer’s Preliminary Prospectus Supplement, dated June 3, 2013.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC at 1-212-834-4533 (collect), Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322, RBC Capital Markets, LLC toll-free at 1-866-375-6829, or RBS Securities Inc. toll-free at 1-866-884-2071.